AMENDMENT TO DEFERRED COMPENSATION AGREEMENT



     Amendment, dated as of October 1, 1996, to Deferred
Compensation Agreement dated as of November 30, 1993,
("Agreement") by and between Robert R. Giordano ("Employee") and
ENERGYNORTH, INC. ("Company" or "ENI").

     1. Recitals. The Employee and ENI are parties to the Agreement, and each of them desires to amend the Agreement to modify the rate of interest at which additional sums are credited to the Deferred Compensation Account as defined in the Agreement.

     2.  Amendment.  The Employee and ENI hereby agree to amend
Section 4(a)a. by deleting it in its entirety and replacing it with the following:

       a. ENI shall credit to the Deferred Compensation Account at the end of each month during which any balance remains in the Account, whether before or after payments from the Account have commenced, an amount which shall be the equivalent of interest on the amounts credited to the Account throughout the previous month computed at ENI's overall embedded cost of long-term debt, plus 50 basis points, on the last day of the preceding fiscal year of ENI; provided,however, the rate shall not be less than nine percent (9%) or greater than sixteen percent (16%).

     3. Confirmation. Except as amended by this Amendment, the provisions of the Agreement are ratified and confirmed and shall remain in full force.

                              ENERGYNORTH, INC.

                              By:/s/ Michelle L. Chicoine
                                 Michelle L. Chicoine,
                                   duly authorized

                              EMPLOYEE
                              By:/s/ Robert R. Giordano
                                 Robert R. Giordano